Exhibit __._

SHAREHOLDER & SHARE PURCHASE AGREEMENT WITH BANK OF BERMUDA


AGREEMENT

Between:

The Bank of Bermuda Limited, incorporated under the laws of Bermuda, and having a business address of 6 Front Street, Hamilton HM 11, Bermuda ("BoB")

And:

First Ecom.com, Inc., incorporated under the laws of Nevada, U.S.A. and having a business address of 8th Floor, Henley Building, 5 Queen's Road, Central, Hong Kong ("FEC").

Whereas:

BoB currently owns the entire issued share capital of a Bermuda incorporated company known as First Ecommerce Data Systems Limited ("FEDS");

FEDS is currently incorporated as a local company in Bermuda, and is required by Bermuda law to ensure that not more than 40% of the total voting rights are exercisable by non-Bermudians.

FEDS has undertaken or will undertake on behalf of BoB the business of credit card payment processing, including such credit card payment processing as is currently undertaken by BoB directly;

FEC wishes to become a shareholder in FEDS on the following terms and conditions; and

The parties may wish to enter into more detailed documents concerning the same but wish to document their principal understandings in this binding agreement (the "Agreement").

The Parties agree as follows:


Share Purchase and Sale

FEC shall purchase from BoB shares in the capital of FEDS such that BoB will remain a majority shareholder, and FEC will become a minority shareholder on the following terms and conditions:

BoB shall retain 60% of the outstanding shares of FEDS and FEC will purchase 40% of the outstanding shares.

BoB shall seek endorsement from relevant card associations to have FEDS become a third party payment processor, and shall contribute its credit card processing business to FEDS. BoB shall in addition contribute the following:

the current BoB business of credit card payment processing;
related hardware including the switch;


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such BoB employees will be transferred or seconded or otherwise made available to FEDS so as to enable FEDS to operate the credit card processing business.

The purchase price for the shares to be acquired by FEC for its interest is US$3.0 million, which sum FEC shall tender by way of cash payment to BoB. BoB shall deliver duly executed share certificates representing 40% of the shares of FEDS in exchange for the US$3.0 million cost.

In addition to the US$3.0 million in cash, FEC shall grant to BoB at closing options to purchase 500,000 FEC shares for $11.01 per share. (The exercise price represents 120% of the average closing price of the shares of FEC for the 5 trading days prior to the date of this Agreement.) These option are not transferable by BoB except to employees of FEDS or employees of BoB who are seconded to FEDS. The options may be granted directly to employees of the Bank or of FEDS if the parties hereto so agree. Half of the options shall vest on the first anniversary of the closing of the purchase of the FEDS shares by FEC and the other half of the options shall vest on the second anniversary of the closing.


Shareholders Agreement

BoB and FEDS agree the following in respect of their ownership of shares FEDS and the business of FEDS:

BoB and FEC covenant that there shall be representation on the board of directors of FEDS in proportion to each party's respective shareholding. In the event additional strategic investors are given board representation, BoB and FEC shall retain an equal number of representatives on the board, subject to any restrictions or requirements under the laws of Bermuda.

The Board of FEDS shall, independently of the parties hereto, have authority to determine management, financing and business matters relevant to FEDS.

Future funding of FEDS shall be in proportion to each party's then current interest.

FEDS shall house FEC's existing payment processing capabilities, including its payment gateway and network operations; and

The parties agree that, subject to any restrictions or requirements under the laws of Bermuda, it is in the best commercial interests of themselves and FEDS to identify and invite key strategic investors as additional participants in the ownership of FEDS from time to time.

Binding Nature

This Agreement constitutes a binding legal agreement between the parties. The parties intend to continue negotiations with a view to concluding the details of the joint venture between them. Any resulting documents shall contain representations, warranties, covenants and conditions as are normal in such circumstances, and the parties shall use commercially reasonable endeavors to conclude the same no later than March 31, 2000.


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Closing

The closing of the purchase and sale of the FEC shares in FEDS shall occur on or before Friday March 31, 2000.


Dated as of February 1, 2000.


For and on behalf of For and on behalf of The Bank of Bermuda Limited First Ecom.com, Inc.


(sgd.) A. F. Richardson                     (sgd.) G. M. Pek
--------------------------------            -----------------------------------
Name:    Alan F. Richardson                 Name:    Gregory M. Pek
Title: Executive Vice President,            Title: President & CEO
Retail Clients



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